UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2009

TeleCommunication Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1526369
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

275 West Street, Annapolis, Maryland		21401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410/263-7616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2009, TeleCommunication Systems, Inc. (the "Company" or "we"), and its subsidiary, Longhorn Acquisition, LLC ("Longhorn" together with the Company, the "Borrowers"), entered into the Third Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Silicon Valley Bank (the "Bank").

The Loan Agreement provides for a $20,000,000 term loan (the "Term Loan") that replaces the Company’s existing $10,000,000 term loan with the Bank. As of the date of this Current Report on Form 8-K (the "Form 8-K"), the full amount of $20,000,000 is outstanding under the Term Loan. The Loan Agreement also provides for a $30,000,000 revolving line of credit (the "Line of Credit,") that replaces the Company’s existing $22,000,000 line of credit with the Bank. As of the date of this Form 8-K, there is no outstanding borrowing under the Line of Credit and as of May 31, 2009, there was approximately $20 million of unused borrowing availability under Line of Credit. The Term Loan maturity date is June 30, 2014 and the Line of Credit maturity date is June 25, 2012.

Under the Loan Agreement, the Company and Longhorn are jointly and severally obligated to repay all advances or credit extensions made pursuant to the Loan Agreement, regardless of which entity actually receives such advance or credit extension. The Loan Agreement is secured by substantially all of the Borrowers’ tangible and intangible assets as collateral, except that the collateral does not include any of the Borrowers’ intellectual property.

The Line of Credit includes three sub-facilities: (i) a letter of credit sub-facility pursuant to which the Bank may issue letters of credit, (ii) a foreign exchange sub-facility pursuant to which the Company may purchase foreign currency from the Bank, and (iii) a cash management sub-facility pursuant to which the Bank may provide cash management services (which may include, among others, merchant services, direct deposit of payroll, business credit cards and check cashing services) and in connection therewith make loans and extend credit to the Company. The principal amount outstanding under the Line of Credit shall accrue interest at a floating per annum rate equal to the rate which is the greater of (i) 4% per annum, or (ii) the Bank’s most recently announced "prime rate," even if it is not Bank’s lowest prime rate (the "Interest Rate"). The principal amount outstanding under the Line of Credit is payable either prior to or on the maturity date and interest on the Line of Credit is payable monthly. The principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to one-half of one percentage point (0.50%) above the Interest Rate. The principal amount outstanding under the Term Loan is payable in sixty (60) equal installments of principal beginning on July 31, 2009 and interest is payable on a monthly basis.

The Loan Agreement contains customary representations and warranties of the Borrowers and customary events of default. Availability under the Line of Credit is subject to certain conditions, including the continued accuracy of the Borrowers’ representations and warranties. The Loan Agreement also contains covenants that requires (i) no material impairment in the perfection or priority of the Bank’s lien in the collateral of the Loan Agreement, (ii) no material adverse change in the business, operations, or condition (financial or otherwise) of the Borrowers, or (iii) no material impairment of the prospect of repayment of any portion of the borrowings under the Loan Agreement. The Loan Agreement also contains covenants requiring the Borrowers to maintain a minimum adjusted quick ratio and a fixed charge coverage ratio as well as other restrictive covenants including, among others, restrictions on the Borrowers’ ability to dispose part of their business or property; to change their business, liquidate or enter into certain extraordinary transactions; to merge, consolidate or acquire stock or property of another entity; to incur indebtedness; to encumber their property; to pay dividends or other distributions or enter into material transactions with an affiliate of the Borrowers.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Form 8-K is incorporated herein by reference.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon the Company’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleCommunication Systems, Inc.

July 2, 2009	By:	/s/Bruce A. White

Name: Bruce A. White
Title: Secretary